Exhibit 12

NCO Group, Inc.

Ratio of Earnings to Fixed Charges

(in thousands, except for ratios)

	Predecessor								Successor
	For the Years Ended December 31,						Period from January 1 through November 15,		Period from July 13, 2006 (date of inception) through December 31,		For the Year Ended December 31,
	2003		2004		2005		2006		2006		2007
Earnings:
Add:
Income (loss) before income taxes and minority interest	$71,608		$84,858		$71,914		$39,666		$(10,185)		$(38,712)
Fixed Charges	$32,789		$31,355		$36,056		$37,465		$16,534		$107,095
Amortization of capitalized interest	$—		$—		$—		$10		$1		$11
Distributed income of equity investees	$1,540		$2,083		$4,464		$—		$—		$—

	$105,937		$118,296		$112,445		$77,141		$6,350		$68,394

Subtract:
Interest capitalized	$—		$55		$—		$—		$—		$—
Income from equity investee	$2,164		$1,591		$377		$—		$—		$—
Distributions to minority holders	$—		$—		$2,108		$3,574		$579		$6,934

	$2,164		$1,646		$2,485		$3,574		$579		$6,934

Earnings	$103,773		$116,650		$109,960		$73,567		$5,771		$61,460

Fixed Charges:
Interest expense	$22,998		$21,244		$22,615		$26,643		$14,958		$95,034
Capitalized interest	$—		$55		$—		$—		$—		$—
Amort of def fncng charges not incl in interest exp	$2,339		$2,242		$1,506		$230		$—		$—
Portion of rentals deemed to be interest	$7,452		$7,814		$11,935		$10,592		$1,576		$12,061

	$32,789		$31,355		$36,056		$37,465		$16,534		$107,095

Ratio of earnings to fixed charges	3.2	x	3.7	x	3.0	x	2.0	x	0.3	x	0.6	x